Exhibit 10.29







                                 August 15, 1994


Roger W. Hoyt
9 Woodgate Road
Scarborough, ME  04074

Re:  CONSULTING AND NONCOMPETITION AGREEMENT

Dear Roger:

Hannaford Bros. Co. (the "Company") and you have executed a letter agreement dated June 1, 1994 outlining our mutual understanding regarding certain matters, including supplemental retirement benefits which the Company provided to you upon your retirement. This letter sets forth our further understanding regarding your noncompetition with the Company following your retirement.

1. NONCOMPETITION AGREEMENT. Until the last to occur of December 31, 1997, or the expiration of any renewal periods hereof, as described in paragraph 2 below, you agree not to work for any competitors of the Company within any of the Company's present or future marketing areas without prior written approval from the Company's CEO, which approval may be granted or withheld in the CEO's absolute discretion.

2. RENEWAL. This agreement may be renewed for up to three additional one-year periods. After the expiration of the initial term on December 31, 1997, this agreement will renew automatically for each of such one-year periods unless either party sends written notice of termination to the other party no later than thirty (30) days prior to the expiration of the then current term.

3. COMPENSATION. In consideration of your agreement not to compete with the Company as described herein, the Company will pay you the amount of $75,000 per year, beginning January 1, 1995, and continuing for each year of the initial term of this agreement and any renewal periods. Compensation will be paid in equal installments of $18,750 per quarter on the first day of each fiscal quarter in which this agreement remains in effect.

4. TERMINATION. The Company shall have the right to terminate this agreement for cause if it determines, in good faith, that you have breached the provisions of paragraph 1 above. In the event the Company elects to terminate this agreement for cause, it will provide you with seven (7) days written notice.

5. CONSULTING SERVICES. Beginning on January 1, 1995, and so long as this agreement remains in effect, you agree to provide the Company, for no additional compensation, such consulting services on the topics of both existing and future supermarket operations and on store formatting and design as may be requested by the Company's CEO, but in no event will the provision of such services exceed a total of eight (8) weeks per year. In addition, you agree to attend FMI and certain industry conventions and other similar activities at the request of the Company's CEO. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with any such activities. Upon request by the Company, you agree to provide reasonable written documentation supporting such expenditures. We agree that any services rendered by you pursuant to this paragraph shall be rendered as an independent contractor and not as an employee, partner, joint venturer, agent, etc. You further agree that the Company shall have no responsibility to furnish any workers' compensation insurance and that you will provide reasonable amounts of automobile and liability insurance coverage at your own expense. You acknowledge that, in your capacity as an independent contractor, you will not be entitled to any of the employee benefits available to Hannaford associates nor will the Company supply you with an office, secretary, or any other technical or personnel support.

6. MISCELLANEOUS. Upon the written request of either you or the Company, the other party agrees to execute such other documents as you, the Company and our respective counsel reasonably deem necessary or advisable to implement the terms of this letter. This agreement sets forth the entire agreement between you and the Company regarding your agreement not to compete with the Company and any services you may render to the Company as an independent contractor. This agreement may be amended only by a written document signed by both you and the Company and will be governed by the laws of the State of Maine.



If this letter accurately sets forth our understanding and agreement, would you please sign both copies, return one to me, and keep one for your records.

                                 Sincerely yours,

                                   s/Hugh G. Farrington

                                 Hugh G. Farrington
                                 President and
                                 Chief Executive Officer

Seen and agreed to this
15th day of August, 1994.



  s/Roger W. Hoyt
Roger W. Hoyt